Exhibit 1(h)

                                MERCURY FUNDS II

                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION


The undersigned, being the Secretary of Mercury Funds II, a trust with transferable shares of the type commonly referred to as a Massachusetts business trust (the "Trust"), does hereby certify that pursuant to the various powers and authorities conferred upon the Trustees of the Trust by Article FOURTH and Article EIGHTH of the Trust's Restated Declaration of Trust dated as of August 22, 1996, as amended to the date hereof (the "Declaration") and paragraph (9) of the Trust's Amended and Restated Certificate of Designation dated as of December 15, 2002 (the "Designation"), the Designation is further amended and restated in its entirety to incorporate the change in name of the series formerly designated Mercury International Value Fund to Merrill Lynch International Value Fund, the designation of Class R Shares and certain other changes to the designation of certain classes of such series, pursuant to resolutions of the Trustees at a meeting held on October 29 and 30, 2002, further changes to the designations of various classes pursuant to actions of the Trustees effective as of April 14, 2003, the termination of Mercury Total Return Bond Fund as a series of the Trust as of February 24, 2003 upon its reorganization with Merrill Lynch Total Return Bond Fund, and the termination of Mercury Low Duration Fund as a series of the Trust as of February 18, 2004.

NOW THEREFORE, the Certificate of Designation, as amended to the date hereof is amended and restated in its entirety as follows:

      The shares of beneficial interest of the Trust ("Shares") are divided into one or more series as set forth below (each, a "Series"), such Series to have the following special and relative rights:

            1. Merrill Lynch International Value Fund

      (1) Each Series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933.

      (2) The Shares of Merrill Lynch International Value Fund shall be classified into five Classes (each, a "Class"), Merrill Lynch Class A Shares, Merrill Lynch Class B Shares, Merrill Lynch Class C Shares, Merrill Lynch Class I Shares and Merrill Lynch Class R Shares, of which an unlimited number of each Class may be issued.

      (3) The holders of Shares of the several Classes of each Series having multiple Classes shall be considered shareholders of such Series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to Shares of such Series, and shall also be considered shareholders of the Trust for all other purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters


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reserved to the shareholders of one or more other Classes or Series by the
Declaration of Trust or by any instrument establishing and designating a particular Class or Series, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the "1940 Act") or other applicable laws.

      (4) The Shares of the several Classes of each Series having multiple Classes shall have identical dividend, liquidation and other rights and the same terms and conditions, except that the expenses related directly or indirectly to the distribution of the Shares of a Class paid under a plan of distribution under Rule 12b-1 under the 1940 Act (a "Plan"), and any account maintenance fees to which such Class is subject (as determined by the Trustees), shall be borne solely by such Class, and such expenses shall be appropriately reflected in the determination of net asset value and the dividend, distribution and liquidation rights of such Class.

      (5) (a) Class A Shares of each Series having Class A Shares shall be subject to (i) a front-end sales charge or, for certain shareholders for which the front-end sale charge is waived, a contingent deferred sales charge and (ii) an account maintenance fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

            (b) Class B Shares of each Series having Class B Shares shall be subject to (i) a contingent deferred sales charge and (ii) (A) an asset-based sales charge pursuant to a Plan, and (B) an account maintenance fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time. Class B Shares shall automatically convert to Class A Shares in accordance with such requirements and procedures as the Trustees may establish from time to time.

            (c) Class C Shares of each Series having Class C Shares shall be subject to (i) a contingent deferred sales charge and (ii) (A) an asset-based sales charge pursuant to a Plan, and (B) an account maintenance fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

            (d) Class I Shares of each Series having Class I Shares shall be subject to a front-end sales charge in such amounts as shall be determined from time to time, but no asset-based sales charge or account maintenance fee.

            (e) Class R Shares of each Series having Class R Shares shall not be subject to a front-end or contingent deferred sales charge but shall be subject to (A) an asset-based sales charge pursuant to a Plan, and (B) an account maintenance fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

      (6) As provided in paragraph 6(i) of Article FOURTH of the Declaration, and subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of Shares of any Series shall have the right to convert said Shares into Shares of one or more other Series of registered investment companies specified for the purpose


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in the Trust's Prospectus for the Shares accorded such right, that holders of any Class of Shares of a Series shall have the right to convert such Shares into Shares of one or more other Classes of such Series, and that Shares of any Class of a Series shall be automatically converted into Shares of another Class of such Series, in each case in accordance with such requirements and procedures as the Trustees may from time to time establish. The requirements and procedures applicable to such mandatory or optional conversion of any such Shares shall be set forth in the Prospectus in effect with respect to such Shares.

      (7) Shareholders of each Series and Class shall vote as a separate Series or Class, as the case may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Series or Class as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act, or any successor rule and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the shareholders of each Class of any Series having more than one Class of Shares, voting as a separate Class, shall have sole and exclusive voting rights with respect to the provisions of any Plan applicable to Shares of such Class.

      (8) The assets and liabilities of the Trust shall be allocated among the above-referenced Series as set forth in paragraph 6 of Article FOURTH of the Declaration of Trust, except that the liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series shall be allocated among the Series (a) on the basis of their relative average daily net assets, (b) as incurred on a specific identification basis or (c) evenly among the Series, depending on the nature of the expenditure.

      (9) The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate expenses or to change the designation of any Series or Class now or hereafter created, or otherwise to change the special and relative rights of any such Series or Class provided that such change shall not adversely affect the rights of holders of outstanding Shares of any Series or Class.

            IN WITNESS WHEREOF, the undersigned has set her hand and seal this 10th day of March, 2005.



                                                  /s/ Alice. A Pellegrino
                                                  ------------------------------
                                                  Alice A. Pellegrino, Secretary